DOR BioPharma, Inc.

DOR BioPharma Appoints Christopher P. Schnittker, CPA, as Vice President of Administration and Controller

Company Consolidates Resources to Princeton, New Jersey Headquarters

Princeton, NJ – July 7, 2009 – DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company), a late-stage biopharmaceutical company, announced today that it recently appointed Christopher P. Schnittker, CPA as its new Vice President of Administration and Controller. In this role, Mr. Schnittker will oversee the Accounting, Human Resources, and Administrative functions, as well as serve as the Company’s Principal Accounting Officer for SEC reporting purposes.

Mr. Schnittker comes to DOR with more than 18 years of financial management experience primarily in publicly held life science companies. Prior to joining DOR, he served in the senior financial roles for VioQuest Pharmaceuticals Inc., Micromet Inc., Cytogen Corporation and Genaera Corporation, all publicly traded, R&D-focused companies in the biotechnology and specialty pharmaceuticals arenas. Mr. Schnittker also held management positions in accounting, reporting and auditing at GSI Commerce, Rhône-Poulenc Rorer (now part of Sanofi-Aventis), and PricewaterhouseCoopers. He received his Bachelor’s degree in Economics and Business with a concentration in Accounting from Lafayette College and is a Certified Public Accountant currently licensed in the State of New Jersey.

“I am very excited to be joining DOR at this point in its development.  The remainder of 2009 promises to be a significant step forward with the initiation of the Company’s confirmatory Phase 3 trial for orBec®, as well as the achievement of important development milestones in other key programs,” stated Mr. Schnittker.

“We are very pleased to welcome Christopher to the DOR team,” said Evan Myrianthopoulos, Chief Financial Officer of DOR. “His experience with development stage and commercialized biotech and pharmaceutical companies will serve us well in preparation for our increased clinical trial activities in the latter half of this year and going forward into 2010.  Part of the rationale for our move to New Jersey was to be able to draw on the deep life science talent pool exemplified by Christopher that exists in the state and surrounding areas. Christopher’s addition marks the next phase of our consolidation and growth as a late-stage Princeton, New Jersey-based biotechnology company.”

As expected and pursuant to the Company’s plans to consolidate operations in New Jersey, Mr. Schnittker will take over the responsibilities of James Clavijo, CPA in the Controller function.  Mr. Clavijo will remain with DOR for a short period of time to assist with the transition of duties to Mr. Schnittker.

“I want to thank James for his dedicated service to DOR over the past several years,” continued Mr. Myrianthopoulos. “James has supported our growth, and we wish him well in his future endeavors.”

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and a Phase 1/2 clinical trial of DOR201 in radiation enteritis in the second half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVax™, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-K. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact: Evan Myrianthopoulos Chief Financial Officer (609) 538-8200 www.dorbiopharma.com	DOR BioPharma, Inc. 29 Emmons Drive Suite C-10 Princeton, NJ 08540